FOR IMMEDIATE RELEASE:

NVIDIA Reports Financial Results for First Quarter Fiscal Year 2012

•	Revenue increased 8.5 percent to $962.0 million from the previous quarter.

•	GAAP net income was $135.2 million, or $0.22 per diluted share. Non-GAAP net income was $165.7 million, or $0.27 per diluted share.

•	GAAP gross margin increased to 50.4 percent, a third consecutive quarterly record. Non-GAAP gross margin increased to 50.6 percent.

SANTA CLARA, Calif.—May 12, 2011—NVIDIA (NASDAQ: NVDA) today reported revenue of $962.0 million for the first quarter of fiscal 2012 ended May 1, 2011, up 8.5 percent from the prior quarter, and down 4.0 percent from $1.0 billion from the same period a year earlier.

On a GAAP basis, the company recorded net income of $135.2 million, or $0.22 per diluted share, for the first quarter of fiscal 2012.  That compares with net income of $171.7 million, or $0.29 per diluted share, in the previous quarter, which included a $57.0 million credit to operating expenses related to the legal settlement in connection with a new Intel licensing agreement. In the same period a year earlier, the company had net income of $137.6 million, or $0.23 per diluted share.

On a non-GAAP basis, net income was $165.7 million, or $0.27 per diluted share, for the first quarter of fiscal 2012. That compares with non-GAAP net income of $142.4 million, or $0.24 per diluted share, in the prior quarter, and $169.0 million, $0.29 per diluted share, in the same period a year earlier.

GAAP gross margin was 50.4 percent, a third consecutive record, compared with 48.1 percent in the previous quarter and 45.6 percent in the same period a year earlier.  Non-GAAP gross margin was 50.6 percent, compared with 48.3 percent in the prior quarter and 45.7 percent in the same period a year earlier.

	Quarterly Highlights
($ in millions except per share data)	Q1 FY2012	Q4 FY2011	Q1 FY2011
Revenue	$962.0	$886.4	$1,001.8
GAAP:
Gross margin	50.4%	48.1%	45.6%
Net income	$135.2	$171.7	$137.6
Income per share	$0.22	$0.29	$0.23
Non-GAAP:
Gross margin	50.6%	48.3%	45.7%
Net income	$165.7	$142.4	$169.0
Income per share	$0.27	$0.24	$0.29

“Our core GPU businesses are solid, with expanding revenues and margins.  And this quarter, our Tegra mobile business took off,” said Jen-Hsun Huang, NVIDIA president and chief executive officer. “With the Tegra super chip and the Icera wireless communication processor, we will offer our customers the two most important processors of the mobile computing revolution.  We look forward to completing the Icera acquisition shortly.”

Outlook

Excluding the Icera acquisition, the outlook for the second quarter of fiscal 2012 is as follows:

•	Revenue is expected to be up 4 to 6 percent from the first quarter.

•	GAAP gross margin is expected to be 50.5 to 51.5 percent.

•	GAAP operating expenses are expected to be between $332 and $336 million.

•	GAAP tax rate is expected to be 14 to 16 percent.

First Quarter Fiscal 2012 and Recent Highlights:

•	NVIDIA agreed to acquire Icera, a leading innovator of 3G and 4G baseband processors for tablets and cell phones.

•	NVIDIA launched the GeForce® GTX 590, the world’s fastest graphics card.

•	NVIDIA launched the GeForce GTX 550 Ti, the best entry-level gaming GPU for next generation Intel systems.

•
NVIDIA and its partners launched the market’s first Android super phones and tablets.  Among them are the Motorola Atrix 4G and LG Optimus 2X superphones; as well as tablets like the Acer ICONIA Tab A500, Asus Eee Pad Transformer, Dell Streak, LG Optimus Pad and G-Slate, and Motorola Xoom.  In addition, Samsung and Sony announced that their Galaxy Tab 10.1 and Sony S1 and S2 projects, respectively, will be using Tegra™ 2.

CFO Commentary

Commentary on the quarter by Karen Burns, NVIDIA interim chief financial officer, is available at www.nvidia.com/investor.

Conference Call and webcast Information

NVIDIA will conduct a conference call with analysts and investors to discuss its first quarter fiscal 2012 financial results and current financial prospects today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call, please dial (706) 679 2572 (ID#:59360508).  A live webcast (listen-only mode) of the conference call will be accessible at the NVIDIA investor relations web site www.nvidia.com/ir and at www.streetevents.com.  The webcast will be recorded and available for replay until the company's conference call to discuss its financial results for its second quarter fiscal 2012.

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance.  These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP tax expense, non-GAAP tax rate, non-GAAP net income, and non-GAAP net income per share.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, amortization of acquired intangible assets, other acquisition related costs, a non-recurring benefit from a legal settlement, and the associated tax impact of these items, where applicable.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA

NVIDIA (NASDAQ: NVDA) awakened the world to the power of computer graphics when it invented the GPU in 1999. Since then, it has consistently set new standards in visual computing with breathtaking, interactive graphics available on devices ranging from tablets and portable media players to notebooks and workstations. NVIDIA's expertise in programmable GPUs has led to breakthroughs in parallel processing which make supercomputing inexpensive and widely accessible. The Company holds more than 1,800 issued patents worldwide, including ones covering designs and insights that are essential to modern computing. For more information, see www.nvidia.com.

Certain statements in this press release including, but not limited to statements as to: the strength of the company’s core businesses; the acquisition of Icera; the importance of our Tegra super chip and the Icera wireless communication processor;  the company’s financial outlook for the second quarter of fiscal 2012; the company’s expectations with respect to the use of its Tegra 2 processor; and the effects of the company's patents on modern computing are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of faster or more efficient technology; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; the failure of the acquisition of Icera to close; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal year ended January 30, 2011. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

© 2011 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra and Tesla are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

###

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	May 1,	May 2,
	2011	2010

Revenue	$962,039	$1,001,813
Cost of revenue	477,536	545,436
Gross profit	484,503	456,377
Operating expenses
Research and development	231,524	218,105
Sales, general and administrative	98,117	90,879
Total operating expenses	329,641	308,984
Operating income	154,862	147,393
Interest and other income, net	1,623	3,332
Income before income tax expense	156,485	150,725
Income tax expense	21,266	13,131
Net income	$135,219	$137,594

Basic net income per share	$0.23	$0.24
Diluted net income per share	$0.22	$0.23

Shares used in basic per share computation	594,802	567,183
Shares used in diluted per share computation	613,474	590,997

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1,	January 30,
	2011	2011
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$2,726,541	$2,490,563
Accounts receivable, net	343,202	348,770
Inventories	380,964	345,525
Prepaid expenses and other current assets	46,056	42,092
Total current assets	3,496,763	3,226,950

Property and equipment, net	553,366	568,857
Goodwill	369,844	369,844
Intangible assets, net	278,761	288,745
Deposits and other assets	38,010	40,850
Total assets	$4,736,744	$4,495,246

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$346,295	$286,138
Accrued liabilities and other current liabilities	634,871	656,544
Total current liabilities	981,166	942,682

Other long-term liabilities	284,813	347,713
Capital lease obligations, long term	22,957	23,389
Stockholders' equity	3,447,808	3,181,462
Total liabilities and stockholders' equity	$4,736,744	$4,495,246

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three months ended
	May 1,	January 30,	May 2,
	2011	2011	2010

GAAP gross profit	$484,503	$426,359	$456,377
GAAP gross margin	50.4%	48.1%	45.6%
Stock-based compensation expense included in cost of revenue (A)	2,477	1,726	1,803
Non-GAAP gross profit	$486,980	$428,085	$458,180
Non-GAAP gross margin	50.6%	48.3%	45.7%

GAAP operating expenses	$329,641	$246,581	$308,984
Stock-based compensation expense included in operating expense (A)	(29,262)	(23,640)	(23,374)
Amortization of acquired intangible assets	(2,296)	(2,295)	(2,296)
Other acquisition related costs (B)	(1,255)	-	-
Legal settlement (C)	-	57,000	-
Non-GAAP operating expenses	$296,828	$277,646	$283,314

GAAP net income	$135,219	$171,651	$137,594
Total pre-tax impact of non-GAAP adjustments	35,290	(29,339)	27,473
Income tax impact of non-GAAP adjustments	(4,796)	117	3,900
Non-GAAP net income	$165,713	$142,429	$168,967

Diluted net income per share
GAAP	$0.22	$0.29	$0.23
Non-GAAP	$0.27	$0.24	$0.29

Shares used in diluted net income per share computation	613,474	601,559	590,997

(A) Excludes stock-based compensation as follows:	Three months ended
	May 1,	January 30,	May 2,
	2011	2011	2010
Cost of revenue	$2,477	$1,726	$1,803
Research and development	$18,589	$14,724	$14,614
Sales, general and administrative	$10,673	$8,916	$8,760

(B) During the three months ended May 1, 2011, we were in negotiations to acquire Icera and subsequently announced the acquisition agreement. In connection with this business combination, we incurred other acquisition related costs comprised of professional fees and other direct expenses.

(C) On January 10, 2011, NVIDIA and Intel entered into a new six-year cross licensing agreement and both parties also agreed to settle all outstanding legal disputes. For accounting purposes, the fair valued benefit prescribed to the settlement portion was $57.0 million.